Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Lions Gate Entertainment Corp.:

Form S-3	Form S-8

No. 333-225583	No. 333-221609
No. 333-222926	No. 333-212792
No. 333-208136	No. 333-213945
No. 333-207964	No. 333-198972
No. 333-203280	No. 333-184186
No. 333-202900	No. 333-146296
No. 333-176656	No. 333-146251
No. 333-144231	No. 333-145068
No. 333-131975	No. 333-122275
No. 333-111022
No. 333-107266

of our reports dated May 23, 2019, with respect to the consolidated financial statements and schedule of Lions Gate Entertainment Corp., and the effectiveness of internal control over financial reporting of Lions Gate Entertainment Corp., included in this Annual Report (Form 10-K) for the year ended March 31, 2019.

/s/ Ernst & Young LLP

Los Angeles, California
May 23, 2019